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                                                                     EXHIBIT 2.3


                            DATED    18TH MARCH 2005
                            ------------------------



                          (1) XCEL CORPORATION LIMITED

                                       AND

                         (2) PASCALL ELECTRONICS LIMITED

                                       AND

                    (3) PASCALL ELECTRONIC (HOLDINGS) LIMITED













                 _______________________________________________

                                 LOAN AGREEMENT
                ________________________________________________







                                     THOMAS
                                      EGGAR

                                  76 Shoe Lane
                                     London
                                    EC1M 3JB
                               Tel: 0207 842 0000
                               Fax: 0207 842 3903




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THIS LOAN AGREEMENT is made the 18th day of March   2005

BETWEEN

(1) XCEL CORPORATION LIMITED the registered office of which is at Brunswick Road, Cobbs Wood, Ashford, Kent TN23 1EB and the company registration number of which is 1969006 (`THE LENDER') and

(2) PASCALL ELECTRONICS LIMITED the registered office of which is at c/o Intelek Plc, PO Box 25, Swindon, Wiltshire, SN3 4TR and the company registration number of which is 1316674 (`PEL')

(3) PASCALL ELECTRONIC (HOLDINGS) LIMITED the registered office of which is at c/o Intelek Plc, PO Box 25, Swindon, Wiltshire, SN3 4TR and the company registration number of which is 1756274 (`PEHL')

WHEREAS:

(a) Intelek Properties Limited ("IPL") has made various inter-company loans to both PEHL and PEL (together referred to in this agreement as the "BORROWERS") which at the date of this agreement stand in excess of (pound)1,600,000 (the "DEBT").

(b) The Lender has been in negotiations with IPL who has agreed that in consideration of the Lender agreeing to purchase the entire share capital of PEHL that IPL will accept from the Borrower on behalf of the Borrowers the sum of (pound)1,600,000 as a full and final discharge of the Debt.

NOW IT IS AGREED as follows:

1.       AGREEMENT FOR ADVANCE
         The Lender agrees to lend to the Borrowers the sum of ONE MILLION SIX HUNDRED THOUSAND POUNDS STERLING ((pound)1,600,000) ("LOAN") upon the terms, conditions and provisions of this agreement.

2.       REPAYMENT OF THE DEBT
         The Borrowers hereby authorise the Lender to pay the Loan directly to IPL on behalf of the Borrowers and the Borrowers shall henceforth be indebted to the Lender in respect of the Loan in the same proportion as their proportionate indebtedness in respect of the Debt.

3.       REPAYMENT OF LOAN
         In consideration of the Lender agreeing to make the Loan the Borrowers undertake to repay the Loan to the Lender free from any legal or equitable right of set-off on demand together with all costs, charges, expenses and liabilities paid and incurred by the Lender (whether directly or indirectly) in relation to this agreement.

4.       BORROWERS' REPRESENTATIONS AND WARRANTIES
         The Borrowers each represent and warrant to the Lender that the execution of and the observance and performance of their obligations under this agreement do not and will not contravene any charge, mortgage, lease, loan facility or other agreement nor any of the provisions of their respective Memorandum and Articles of Association.


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5.       DEMANDS AND NOTICES

5.1 A demand or notice by the Lender under this agreement shall be deemed to have been properly served on a Borrower if served personally on any one of the directors or the secretary of the Borrower or by first class letter post, telex or fax addressed to the Borrower at or by delivery to its registered office or at any of its principal places of business and service shall be deemed to be effected:

         5.1.1 at 10 am on the second business day immediately following the day of posting if given by first class letter post irrespective of the time or date of actual delivery or of lack of delivery,

         5.1.2    when dispatched if given by telex or fax, and

         5.1.3    when left at the property concerned if delivered by hand.

5.2 The methods of service described in this clause are in addition and without prejudice to any other method of service prescribed or permitted by law.

6.       GENERAL PROVISIONS

6.1 Each of the provisions of this agreement is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

6.2 Unless the context otherwise requires the singular includes the plural and vice versa, references to persons include references to firms companies or corporations and vice versa, and references in the masculine gender include references in the feminine or neuter genders and vice versa and the expressions `the Borrower' and `the Lender' include their respective successors and assigns whether immediate or derivative and where appropriate the survivors or survivor of them.

6.3 All agreements, undertakings, representations and warranties given or implied in this agreement by more than one person shall be deemed to have been given jointly and severally by those concerned.

6.4 The clause headings do not form part of this agreement and shall not be taken into account in its construction or interpretation.

6.5 Any reference to a clause or a paragraph or a schedule is to one in this agreement so numbered or named.

6.6 This agreement shall be governed by and construed in accordance with English law and the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this agreement but nothing in this clause shall limit the Lender's right to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

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IN WITNESS whereof the parties hereto have executed this agreement as a deed the day and year first above written:



SIGNED as a deed by           )
XCEL CORPORATION LIMITED      )
acting by its director        )
and secretary or two directors)

Director.../s/ Graham J. Jefferies

Director/Secretary.../s/ For and on behalf of Thomas Eggar Secretaries Limited

SIGNED as a deed by           )
PASCALL ELECTRONICS LIMITED   )
acting by its director        )
and secretary or two directors)

Director.../s/ Ian Duncan Brodie

Director/Secretary.../s/ Kevin Neil Edwards

SIGNED as a deed by                  )
PASCALL ELECTRONIC (HOLDINGS) LIMITED)
acting by its director               )
and secretary or two directors       )

Director.../s/ Ian Duncan Brodie

Director/Secretary.../s/ Kevin Neil Edwards



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